UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2006

BRISTOL-MYERS SQUIBB COMPANY

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-1136	22-079-0350
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

345 Park Avenue

New York, NY, 10154

(Address of Principal Executive Office)

Registrant’s telephone number, including area code: (212) 546-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 31, 2006, the U.S. District Court for the Southern District of New York (the “Court”) granted a preliminary injunction (the “Preliminary Injunction”) ordering Apotex Inc. and Apotex Corp. (collectively, “Apotex”) to halt sales of a generic version of clopidogrel bisulfate product that competes with PLAVIX®. The Preliminary Injunction was obtained by Bristol-Myers Squibb Sanofi Pharmaceuticals Holding Partnership (the “Partnership”) and the other plaintiffs in Case Number 02-CV-2255 (the “Case”). The Court ordered the plaintiffs to post a bond in the amount of $400 million to provide security to Apotex should the Court conclude at the end of the patent litigation that the injunction was wrongly imposed. Bristol-Myers Squibb Company (the “Company”) arranged for the issuance, on behalf of the Partnership, of a surety bond (the “Bond”) in the amount of $200 million (the “Bond Amount”) in connection with the Preliminary Injunction. The Bond was issued pursuant to surety arrangements (the “Surety Arrangements”) with Travelers Casualty and Surety Company of America (the “Surety”), including (i) a General Contract of Indemnity dated August 17, 2006, (ii) a Registered Pledge and Master Security Agreement dated August 17, 2006, (iii) a Control Agreement dated August 18, 2006 and (iv) a Letter Agreement dated August 18, 2006. Under the Bond, the Surety undertakes to pay, in an amount up to but not exceeding the Bond Amount, the costs and damages the Court may finally decide the defendants in the Case have incurred or suffered by reason of the Preliminary Injunction if the Court finally rules that the defendants were wrongfully enjoined or restrained.

Sanofi-aventis (“sanofi”) has also posted security with the Court in the amount of $200 million in connection with the Preliminary Injunction. Sanofi and the Company have agreed that any liability in respect of the motion for the Preliminary Injunction, the Preliminary Injunction and the posting of collateral in connection with the Preliminary Injunction will be covered by existing arrangements between sanofi and the Company that provide for sharing of certain liabilities on a 50-50 basis.

Among other things, the Surety Arrangements (i) obligate the Company to pay all premiums for each bond furnished by the Surety pursuant to the Surety Arrangements; (ii) require the Company to indemnify the Surety from all loss, cost and expense of whatever kind, including unpaid premiums, interest, court costs and counsel fees, as well as any expense incurred or sustained by reason of making any investigation which the Surety may incur or sustain as a result of or in connection with the furnishing of bonds and the assumption of obligations of the Surety of bonds (collectively, “Loss”) and reimburse the Surety for all sums paid on account of any Loss and/or to deposit with the Surety, on demand, the amount of any reserve against any Loss, (iii) secure the Company’s obligation to the Surety with respect to the Bond by $200 million in cash collateral pledged by the Company and (iv) in the event of a claim on the Bond, require the Company to satisfy its indemnity obligation to the Surety either by directing the Surety to draw upon the pledged collateral to satisfy the claim or by using its own funds to pay the claim. Under the Surety Arrangements, the Company’s obligation to indemnify the Surety is not contingent upon, and cannot be delayed by the exercise of, any rights that the Company has against sanofi under their existing sharing arrangements. In addition, the Company may be required to provide additional credit support if its senior unsecured debt rating is downgraded below A by Standard & Poor’s Ratings Group and/or A2 by Moody’s Investors Services Inc. or if either rating agency withdraws all ratings with respect to the Company’s senior unsecured debt.

The foregoing description of the Surety Arrangements is qualified in its entirety by the terms of the Surety Arrangements, copies of which are filed as Exhibits 10bb, 10cc, 10dd and 10ee to this report.

Item 2.02. Results of Operations and Financial Condition.

On September 1, 2006, the Company issued a press release announcing that it is lowering its previously disclosed full year 2006 earnings per share guidance. A copy of the press release is furnished as Exhibit 99.2 to this report and incorporated herein by reference.

Item 8.01. Other Events.

On August 31, 2006, the Company and sanofi issued a press release announcing that the Court has granted the Preliminary Injunction to the Partnership and the other plaintiffs ordering Apotex to halt its sales of a generic version of clopidogrel bisulfate product that competes with PLAVIX®. A copy of the press release is furnished as Exhibit 99.1 to this report and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10bb.	General Contract of Indemnity dated August 17, 2006

10cc.	Registered Pledge and Master Security Agreement dated August 17, 2006

10dd.	Control Agreement dated August 18, 2006

10ee.	Letter Agreement dated August 18, 2006

99.1	Press release of Bristol-Myers Squibb Company dated August 31, 2006

99.2	Press release of Bristol-Myers Squibb Company dated September 1, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRISTOL-MYERS SQUIBB COMPANY

Dated: September 5, 2006	By:	/s/ Sandra Leung
	Name:	Sandra Leung
	Title:	Secretary

EXHIBIT INDEX

Exhibit No.	Description
10bb.	General Contract of Indemnity dated August 17, 2006

10cc.	Registered Pledge and Master Security Agreement dated August 17, 2006

10dd.	Control Agreement dated August 18, 2006

10ee.	Letter Agreement dated August 18, 2006

99.1	Press release of Bristol-Myers Squibb Company dated August 31, 2006

99.2	Press release of Bristol-Myers Squibb Company dated September 1, 2006